Exhibit 4.1

ONEPAK, INC.

AMENDED ANDE RESTATED STOCK OPTION PLAN

Dated: March 19, 2007

1. PURPOSE: The purpose of this Stock Option Plan (the “Plan”) is to enable OnePak, Inc. (the “Corporation”) and its subsidiaries or affiliates to attract and retain directors, officers, employees, consultants and advisors who will contribute to the Corporation’s success by their ability, ingenuity and industry, and to enable such persons to participate in the long-term success and growth of the Corporation by giving them a proprietary interest in the Corporation in the form of options to purchase common shares of the Corporation (the “Stock Options”).

2. ELIGIBILITY: Stock Options may be granted under the Plan to:

(a)	directors, officers or employees, whether full or part time, of the Corporation or of any person or company that controls or is controlled by the Corporation or that is controlled by the same person or company that controls the Corporation (an “Affiliated Entity”);

(b)	bona fide consultants or advisors to the Corporation or to an Affiliated Entity, and such other service providers as may be permitted by regulatory authorities; or

(c)	the permitted assigns (“Permitted Assigns”) of the persons identified in subsections 2(a) and 2(b) above, namely:

(i)	trustees, custodians or administrators acting on behalf, or for the benefit, of persons identified in subsections 2(a) and 2(b) above or of their spouses;

(ii)	persons or companies controlled by persons identified in subsections 2(a) and 2(b) above or by their spouses; and

(iii)	Registered Retirement Savings Plans or Registered Retirement Income Funds of persons identified in subsections 2(a) and 2(b) above or of their spouses;

(collectively, the “Eligible Persons”) provided, however, that Stock Options may be conditionally granted to persons who are prospective directors, officers or employees of, or consultants, advisors or service providers to, the Corporation or an Affiliated Entity, or to their Permitted Assigns, but no such grant shall become, by its terms, effective earlier than the date as of which the board of directors approves the grant or the date as of which the prospective Eligible Persons becomes a director, officer or employee of, or a consultant or advisor to (as the case may be), the Corporation.

For the purposes of this section 2, a person or company shall be considered to control another person or company if the first person or company provides, directly or indirectly, the principal direction or influence over the business and affairs of the second person or company by virtue of (i) ownership or direction of voting securities of the second person or company, (ii) a written agreement or indenture, (iii) being or controlling the general partner of a limited partnership, or (iv) being a trustee of a trust.

3. ADMINISTRATION: The Plan shall be administered by the Board of Directors of the Corporation or any committee of the Board of Directors of the Corporation appointed for that purpose (the “Board”), who shall have full authority to interpret the Plan and to make such rules and regulations and establish such procedures as they deem appropriate for the administration of the Plan. A decision of the majority of persons comprising the Board in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons. The Board is authorized and directed to do all things and execute and deliver all instruments, undertakings and applications as they in their absolute discretion consider necessary for the implementation of the Plan.

4. SHARES SUBJECT TO THE PLAN: The total number of common shares of the Corporation (the “Shares”) which are at any one time reserved and set aside for issuance under this Plan, and under all other management options outstanding and employee stock purchase plans, if any, shall not in the aggregate exceed a number of Shares equal to fifteen (15) percent of the total of (i) the number of Shares issued and outstanding at that time, (ii) the number of Shares reserved for issuance or otherwise issuable under outstanding warrants and options to purchase Shares, and (iii) the number of Shares issuable under outstanding preferred shares or other outstanding securities issued by the Corporation. All Shares issued pursuant to the Plan will be issued as fully paid Shares. The maximum number of Shares which are reserved and set aside for issuance under this Plan may be subsequently increased as further Shares are issued by the Corporation, or by further votes of the shareholders of the Corporation. Any Stock Options granted under the Plan which are cancelled, terminated or expire, will remain available for granting under the Plan at the current Market Price (as defined in section 7(b), below), subject to regulatory approval.

5. PARTICIPATION: Stock Options shall be granted under the Plan only to Eligible Persons as shall be designated from time to time by the Board and shall be subject to the approval by such regulatory authorities as may have jurisdiction. Approval of the Plan also constitutes shareholder approval of Stock Options that may be granted under the Plan as provided herein.

6. OPTION AGREEMENTS: Each Stock Option shall be evidenced by a written agreement (an “Option Agreement”), containing such terms and conditions, not inconsistent with the Plan, as the Board may, in its discretion, determine. Each Option Agreement shall be executed by the Corporation and the optionee. Option Agreements may differ among optionees.

7. TERMS AND CONDITIONS OF OPTIONS: Subject to the provisions of section 11 herein, the terms and conditions of each Stock Option granted under the Plan shall include the following, as well as such other provisions not inconsistent with the Plan as may be deemed advisable by the Board:

(a)	Number of Shares: At no time shall the number of Shares reserved for issuance to any one person pursuant to stock options granted under the Plan or otherwise, exceed five (5) percent of the outstanding Shares at the time of granting, or such greater amount as may be permitted pursuant to the rules of any regulatory authority (including a stock exchange) having jurisdiction.

(b)	Option Price: The exercise price per Share of a Stock Option granted under the Plan shall be fixed by the Board but shall be not less than the Market Price (as defined herein) of the Shares at the time the Stock Option is granted, or such lesser price as may be permitted pursuant to the rules of any regulatory authority having jurisdiction over the Shares issued which rules may include provisions for certain discounts in respect to the option price. For the purpose of this paragraph, the “Market Price” at any date in respect of the Shares shall mean the greater of:

(i)	the closing price of such Shares on a stock exchange on which the Shares are listed and posted for trading or a quotation system for a published market upon which the price of the Shares is quoted, as may be selected for such purpose by the Board (the “Market”), on the last trading day prior to the date the Stock Option is granted; and

(ii)	the closing price of such Shares on the Market on the date on which the Stock Option is granted.

In the event that such Shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day as reported thereof. In the event that such Shares are not listed and posted for trading or quoted on any Market, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion.

(c)	Payment: The full purchase price payable for Shares under a Stock Option shall be paid in cash or certified funds upon the exercise thereof. A holder of a stock Option shall have none of the rights of a shareholder until the Shares are paid for and issued.

(d)	Term of Option: Stock Options may be granted under this Plan which will have a term expiring not later than five (5) years after they are granted. Any Stock Options granted pursuant hereto, to the extent not validly exercised, will terminate on the date of expiration specified in the Option Agreement, subject to earlier termination as provided in sections 8, 10 and 11 below.

(e)	Vesting: Unless the Board determines otherwise at its discretion, a Stock Option shall vest immediately upon being granted.

(f)	Exercise of Option: Subject to the provisions contained in sections 8, 10 and 11 below, no Stock Option may be exercised unless the optionee is at the time of exercise an Eligible Person (as defined in section 1, above). If the optionee is an employee or consultant, the optionee shall represent to the Corporation that he or she is a bona fide employee or consultant of the Corporation. This Plan shall not confer upon the optionee any right with respect to continuation of employment by the Corporation. Absence on leave approved by an officer of the Corporation authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan. Subject to the provisions of the Plan, a stock Option may be exercised from time to time by delivery to the Corporation of written notice of exercise specifying the number of Shares with respect to which the Stock Option is being exercised and accompanied by payment in full, by cash or certified cheque, of the purchase price of the Shares then being purchased.

(g)	Non-transferability of Stock Option: No Stock Option shall be assignable or transferable by the optionee, except to a personal holding corporation of the optionee, other than by will or the laws of descent and distribution.

(h)	Applicable Laws or Regulations: The Corporation’s obligation to sell and deliver Shares under each Stock Option is subject to such compliance by the Corporation and any optionee as the Corporation deems necessary or advisable with regards to any laws, rules and regulations of Canada and any provinces and/or territories thereof applying to the authorization, issuance, listing or sale of securities and is also subject to the acceptance for listing of the Shares which may be issued upon the exercise thereof by each stock exchange upon which Shares of the Corporation are then listed for trading.

8. TERMINATION OF EMPLOYMENT, DISABILITY AND DEATH: Unless the Option Agreement provides otherwise, all Stock Options will terminate:

(a)	in the case of Stock Options granted to an employee or consultant employed or retained to provide investment relations services, thirty (30) days after the optionee ceases to be employed or retained to provide investment relations services;

(b)	in the case of Stock Options granted to other employees, consultants, directors, officers or advisors, thirty (30) days following (i) the termination by the Corporation, with cause or one-hundred eighty (180) days without cause, of the optionee’s employment or other relationship with the Corporation and all Affiliated Entities, or (ii) ninety (90) days after the voluntary termination by the optionee of any such relationship with the Corporation and all Affiliated Entities; or

(c)	in the case of death or permanent and total disability of the optionee, all Stock Options will terminate twelve (12) months following the death or permanent and total disability of the optionee, and the deceased optionee’s heirs or administrators may exercise all or a portion of the Stock Option during that period.

Such period or periods shall be set forth in the Option Agreement evidencing such Stock Option.

9. ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN: The aggregate number and kind of Shares available under the Plan and the exercise price of any Stock Options granted under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation. In any of such events, the Board may determine the adjustments to be made in the number and kind of Shares covered by Stock Options theretofore granted or to be granted and in the option price for said Stock Options.

10. AMENDMENT AND TERMINATION OF PLAN: Subject to the approval of regulatory authorities having jurisdiction, the Board may from time to time amend or revise the terms of the Plan, or may terminate the Plan at any time, provided however that no such action shall, in any manner adversely affect the rights of any optionee under any Stock Option theretofore granted under the Plan without said optionee’s prior consent. Upon the mutual consent of the optionee and the Board, the terms of an Option Agreement may be amended, subject to regulatory approval and shareholder approval as may be required from time to time.

11. CORPORATE TRANSACTIONS: In the event of the Shares being exchanged for securities, cash or other property of any other corporation or entity as the result of a reorganization, merger or consolidation in which the Corporation is not the surviving corporation, the dissolution or liquidation of the Corporation, or the sale of all or substantially all the assets of the Corporation, the Board or the board of directors of any successor corporation or entity may, in its discretion, as to outstanding Stock Options: (a) upon written notice to the holders thereof, accelerate the exercise date or dates of such Stock Options; (b) provided that the Stock Options have been accelerated pursuant to item (a) above, terminate all such Stock Options prior to consummation of the transaction unless exercised within a prescribed period following written notice to the holders thereof; (c) provide for payment of an amount equal to the excess of the Market Price, as determined by the Board or such board of directors of any successor corporation or entity, over the option price of such Shares as of the date of the transaction, in exchange for the surrender of the right to exercise such Stock Options; or (d) provide for the assumption of such Stock Options, or the substitution therefor of new Stock Options, by the successor corporation or entity.

12. ADDITIONAL RESTRICTIONS: Unless an ordinary resolution of disinterested shareholders of the Corporation (being all shareholders of the Corporation other than those who are Related Persons, as defined below) or a resolution signed by all shareholders entitled to vote at meeting of shareholders provides otherwise, the number of Stock Options which may be granted under the Plan, together with any other share compensation arrangements of the Corporation, is subject to the following additional restrictions:

I find this next section confusing.

(a)	at no time shall the number of Shares reserved for issuance under Stock Options granted to Related Persons (as defined below) exceed fifteen (15) percent of the number of Shares issued and outstanding at that time (the “Outstanding Issue”);

(b)	at no time shall Related Persons be granted, within a twelve-month period, a number of Shares exceeding twenty (20) percent of the Outstanding Issue;

(c)	at no time shall the number of Shares reserved for issuance under Stock Options granted to any Related Person and such Related Person’s associates exceed fifteen (15) percent of the Outstanding Issue; and

(d)	at no time shall any one Related Person and such Related Person’s associates be granted, within a twelve-month period, a number of Shares exceeding 5% of the Outstanding Issue.

Upon resolution of disinterested shareholders permitting the Corporation to exceed the above specified thresholds, the foregoing restrictions shall be of no force or effect to the Plan, and the President of the Corporation shall make note of such resolution by executing a certificate containing a statement substantially in accordance with the following, which certificate shall be filed in the Corporation’s records with the Plan:

“The undersigned President of the Corporation hereby confirms that, as of 19th day of March 19, 2007, the disinterested shareholders of the Corporation have passed a resolution permitting the Corporation to exceed the thresholds specified in Section 12 of the Corporation’s Stock Option Plan.

DATED this 19th day of March, 2007.	/s/ STEVEN V. ANDON
Signature of the President

STEVEN V. ANDON
Print Name

For the purposes of this section 12, a “Related Person” shall mean:

(i)	a director or senior officer of the Corporation or an Affiliated Entity; or

(ii)	an associate or Permitted Assign of a person identified in part (i) of this definition.

13. EFFECTIVE DATE AND DURATION OF PLAN: This Plan shall be effective as February 22, 2007. The Plan shall remain in full force and effect thereafter from year to year until amended or terminated and for so long thereafter as Stock Options remain outstanding in favour of any optionee.

DATE APPROVED by the Board: March 19. 2007

/s/ Steven V. Andon
Steven V. Andon, President

DATE APPROVED by the shareholders: March 19. 2007

/s/ STEVEN V. ANDON
Signature of the President

STEVEN V. ANDON
Print Name